Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen	Jennifer Bako
+1 330 490 3796	+1 330 490 6318
jacobsm1@diebold.com	bakoj@diebold.com
FOR IMMEDIATE RELEASE:
February 14, 2007
DIEBOLD ANNOUNCES 54th CONSECUTIVE ANNUAL DIVIDEND INCREASE
AND ADDITIONAL STOCK REPURCHASE
     NORTH CANTON, Ohio — The Board of Directors of Diebold, Incorporated (NYSE: DBD) today declared a first-quarter cash dividend of 23.5 cents per share on all common shares. The dividend is payable on Friday, March 9, to shareholders of record at the close of business on Monday, Feb. 26. The new cash dividend, which represents 94 cents per share on an annual basis, is an increase of 9.3 percent over the cash dividend paid in 2006 and marks the company’s 54th consecutive annual increase.
     In addition, the board authorized the company to repurchase up to 2 million common shares of its stock. Diebold plans to opportunistically repurchase these shares as a means of returning cash to its shareholders. This new authorization is in addition to the approximately 900,000 shares remaining under its most recent 4 million share authorization from December 2005.
     “During the past year, we have repurchased approximately 3.6 million shares of our common stock, and we will remain opportunistic buyers moving forward,” said Kevin J. Krakora, executive vice president and chief financial officer. “This new authorization represents continued confidence in our ability to execute on the key business initiatives necessary to achieve our long-term profitability goals.”
     Diebold may repurchase shares in open market purchases. Diebold may also implement all or part of the repurchases under a Rule 10b5-1 trading plan, so as to provide the flexibility to extend its share repurchases beyond quarterly purchasing windows. The timing and extent to which Diebold repurchases its shares will depend upon market conditions and other corporate considerations, and will be at Diebold’s sole discretion. Share repurchases may commence or be suspended at any time without prior notice.
     Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 15,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.9 billion in 2006 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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